Exhibit 99.1

   Digital Recorders, Inc. Announces Annual Meeting of Shareholders

    DALLAS--(BUSINESS WIRE)--April 24, 2006--Digital Recorders, Inc.
(DRI) (NASDAQ:TBUS), a technology leader in transportation, law enforcement, and security digital communications systems, announced today that its Annual Meeting of Shareholders will take place Wednesday, May 24, 2006, at the Hilton Raleigh-Durham Airport at Research Triangle Park, located at 4810 Old Page Road in Research Triangle Park, N.C.
    Registration for the Annual Meeting, as well as a complimentary continental breakfast for attendees, will begin at 9:30 a.m. (Eastern). The business meeting will begin at 10 a.m. (Eastern).
    Shareholders of record at the close of business on Tuesday, April 4, 2006, are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment thereof. Earlier today, Annual Meeting materials were mailed to shareholders of record.
    As earlier indicated in the Company's Form 10-K filed Monday, April 17, 2006, the opinion of the Company's independent, registered public accounting firm included a going-concern qualification. The Form 10-K is available via the Company's Web site, www.digrec.com.

    ABOUT THE COMPANY

    Digital Recorders, Inc. is a technology leader in transportation, law enforcement, and security digital communications systems using proprietary hardware and software applications. Our products improve the flow and mobility of people through transportation infrastructure, mitigate security threats, and enhance law enforcement agencies' surveillance capabilities. Our transportation communications products
- TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Digital Recorders(R) Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell(TM) video actionable intelligence systems - enhance public transportation and mitigate security threats worldwide. Our electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and noise cancellation equipment, help law-enforcement agencies around the globe arrest and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

    FORWARD-LOOKING STATEMENTS

    This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement, express or implied, concerning future events or expectations is a forward-looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "will," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties may not prove accurate over time as well as other risks and uncertainties set forth in our Annual Report on 10-K filed April 17, 2006, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

    CONTACT: Veronica B. Marks
             Manager, Corporate Communications
             Digital Recorders, Inc.
             Phone: (214) 378-4776
             Fax: (214) 378-8437
             E-Mail: veronicam@digrec.com